Registration No. 333-______
Filed December 22, 2011
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Harleysville Savings Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania 23-3028464
(State or Other Jurisdiction of Incorporation or Organization) (I.R.S. Employer Identification No.)

271 Main Street, Harleysville, Pennsylvania 19438
(Address of Principal Executive Offices) (Zip Code)
Harleysville Savings Bank 401(k) Plan
(Full Title of the Plan)
Ronald B. Geib President and Chief Executive Officer Harleysville Savings Financial Corporation 271 Main Street Harleysville, Pennsylvania 19438 (215) 256-8828	Copies to: Kenneth B. Tabach, Esq. Jeffrey W. Bryson, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, D.C. 20005 (202) 347-0300
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer          ☐                                                                         Accelerated filer                             ☐
Non-accelerated filer            ☐                                                                         Smaller reporting company          ☒
  (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $.01 par value	100,000 shares (3)	$14.24(4)	$1,424,000	$163.19
Participation Interests	--(5)

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Harleysville Savings Bank 401(k) Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock, par value $.01 per share, of Harleysville Savings Financial Corporation (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Represents an estimate of such presently undeterminable number of shares of Common Stock as may be purchased with employee contributions pursuant to the Plan.
(4)	The average of the high and low price of the Common Stock as reported by the Nasdaq Stock Market on December 16, 2011 in accordance with 17 C.F.R. §230.457(c).
(5)
Pursuant to 17 C.F.R. §230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. No separate fee is required for the participation interests.

__________________________________

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. 230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.    The documents containing the information for the Harleysville Savings  Bank 401(k) Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended September 30, 2011;

(b)
All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in clause (a) above;

(c)	The description of the Common Stock of the Company contained in the Company’s Current Report on Form 8-K filed with the Commission on February 25, 2000; and

(d)
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this registration statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable since the Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VI of the Company's Amended and Restated Bylaws provide as follows:

6.1           Third Party Actions.  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

6.2           Derivative and Corporate Actions.  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent.  Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

6.3           Mandatory Indemnification.  To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

6.4           Procedure for Effecting Indemnification.  Unless ordered by a court, any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections.  The determination shall be made:

(1)           by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)           if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)           by the stockholders.

6.5           Advancing Expenses.  Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Section VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Section VI or otherwise.

6.6           Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this Section VI.

6.7           Modification.  The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Section VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Section VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

The Company carries a liability insurance policy for its officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable since no restricted securities will be reoffered or resold pursuant to this registration statement.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

No.	Exhibit
4.0	Form of Common Stock certificate(1)
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the common stock
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0)
23.2	Consent of ParenteBeard LLC
24.0	Power of attorney for any subsequent amendments is located in the signature pages
________
(1)	Incorporated by reference from the Company’s Current Report on Form 8-K (Commission File No. 000-29709) filed with the Commission on February 25, 2000.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.           The registrant has submitted or will submit the Plan and amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Harleysville, Commonwealth of Pennsylvania, on this 21st day of December 2011.

HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
/s/ Ronald B. Geib
By:	Ronald B. Geib
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Ronald B. Geib his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ Edward J. Molnar Edward J. Molnar	Chairman of the Board	December 21, 2011
/s/ Ronald B. Geib Ronald B. Geib	Director, President and Chief Executive Officer (principal executive officer)	December 21, 2011
/s/ Brendan J. McGill Brendan J. McGill	Executive Vice President, Treasurer and Chief Financial Officer (principal financial and accounting officer)	December 21, 2011
/s/ Sanford L. Alderfer Sanford L. Alderfer	Director	December 21, 2011

Name	Title	Date

/s/ Mark R. Cummins Mark R. Cummins	Director	December 21, 2011
/s/ Thomas D. Clemens Thomas D. Clemens	Director	December 21, 2011
/s/ Charlotte A. Hunsberger Charlotte A. Hunsberger	Director	December 21, 2011
/s/ George W. Meschter George W. Meschter	Director	December 21, 2011
/s/ James L. Rittenhouse James L. Rittenhouse	Director	December 21, 2011

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Harleysville Savings Bank 401(k) Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Harleysville, Commonwealth of Pennsylvania on this 21st day of December 2011.

HARLEYSVILLE SAVINGS BANK 401(K) PLAN
/s/ Brendan J. McGill
By:	Brendan J. McGill, on behalf of
Harleysville Savings Bank as administrator of the Plan